Exhibit (11)      Opinion and consent of Edward F. O'Keefe P.C.

                             EDWARD F. O'KEEFE, P.C.
                             2680 MARINERS WAY, S.E.
                            SOUTHPORT, NC 28461-8512
                                  910 253 5040
                               910 253 5082 (FAX)
                                EFOKEEFE@ATMC.NET


March 7, 2007

Dreyfus Founders Funds, Inc
210 University Boulevard, Suite 800
Denver, Colorado 80206



Re:  Form N-14 Registration Statement

Gentlemen:

We have acted as counsel for Dreyfus Founders Funds, Inc., a corporation organized under the laws of the State of Maryland (the "Company") with regard to the Plan of Reorganization dated January 17, 2007 (the "Plan") with respect to Dreyfus Founders Equity Growth Fund (the "Acquiring Fund") and Dreyfus Founders Growth Fund (the "Fund"), each a series of the Company. Pursuant to the Plan, the Acquiring Fund would acquire the assets of the Fund in exchange for shares of common stock ($0.01 par value per share) of classes of shares of the Acquiring Fund (the "Shares") and its assumption of the Fund's liabilities. Such Shares will be distributed to the shareholders of the Fund in liquidation of the Fund, as provided for and upon the terms and conditions set forth in the Plan. In connection with the Plan, the Company will file a Registration Statement on Form N-14 for the purpose of registering the Shares under the Securities Act of 1933, as amended (the "1933 Act"), to be issued pursuant to the Plan.

In connection with our services as counsel for the Company, we have examined, among other things, such federal and state laws and originals or copies of the Company's Articles of Incorporation and By-Laws, the form of Plan, and such other documents, certificates, and corporate records as we have considered necessary or appropriate for purposes of this opinion. We have assumed the genuineness of all signatures (whether original or facsimile), the authenticity of all documents submitted to us, the conformity to original documents of all documents presented to us as copies thereof, and the authenticity of the original documents from which any such copies were made, which assumptions we have not independently verified. As to various matters of fact material to this opinion, we have relied upon statements and certificates of officers of the Company. Except as otherwise specified herein, capitalized terms used herein have the meaning assigned them in the Plan.

Based upon and as limited by the foregoing, we are of the opinion that as of the date hereof, the Shares being registered by the Form N-14 may be issued in accordance with the Plan and the Company's Articles of Incorporation and By-Laws, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the distribution of securities, and when so issued, those Shares will be legally issued, fully paid, and non-assessable.

We hereby consent to this opinion accompanying the Form N-14 that the Company plans to file with the Securities and Exchange Commission and to any reference to our firm which may be made in the Prospectus/Proxy Statement filed as part of the Form N-14.

This opinion is furnished to the Company specifically in connection with the Plan and is solely for the Company's information and benefit. It may not be relied on by the Company in any other connection, and it may not be relied upon by any other person for any purpose. It may not be assigned, quoted or used, in whole or in part, without our specific prior written consent.

Very truly yours,

Edward F. O'Keefe, P.C.



By: /s/Edward F. O'Keefe
       ------------------------------
       Edward F. O'Keefe, President